Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333‑169050, 333-181071, 333-204858 and 333-208107) on Form S-8, of Envestnet, Inc. of our report dated June 14, 2019, with respect to the balance sheet of PIEtech, Inc. as of December 31, 2017, and the related statements of income, changes in stockholders’ equity, and cash flows for the year ended December 31, 2017, which report appears in this Amendment No. 1 to Current Report on Form 8-K/A of Envestnet, Inc. filed on July 11, 2019.
/s/ Wiss & Company, LLP
Livingston, New Jersey
July 11, 2019